SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                  MARCH 3, 2000

                         BOONTON ELECTRONICS CORPORATION
             (Exact name of registrant as specified in its charter)

       NEW JERSEY                    0-2364                 22-1543137
(State or other jurisdiction         (Commission File        (IRS Employer
  of incorporation)                  Number)                 Identification No.)

          25 EASTMANS ROAD, P.O. BOX 465, PARSIPPANY, NEW JERSEY 07054
                    (Address of principal executive offices)
                                 (973) 386-9696
              (Registrant's telephone number, including area code)

Item 5.  Other Items.

     Pursuant to Rule 425 under the Securities Act of 1933,  attached  hereto as
Exhibit 99.1 is a press release of Boonton Electronics Corporation announcing the execution of a merger agreement with Wireless Telecom Group, Inc.


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

                 BOONTON ELECTRONICS ANNOUNCES MERGER AGREEMENT


Friday, March 3, 2000

Parsippany, NJ - Boonton Electronics Corporation (OTC Bulletin Board: BOON) announced the execution of a merger agreement with Wireless Telecom Group, Inc. (AMEX Symbol: WTT) whereby Boonton Electronics will become a wholly owned subsidiary of WTT. Under the terms of this agreement, each outstanding share of Boonton common stock will be converted into 0.79 shares of WTT common stock on the closing date. The merger is expected to be completed before the end of June and is subject to Boonton stockholder approval, as well as other customary conditions and requirements.

Boonton Electronics has manufactured test equipment dedicated to measuring the power of RF and microwave systems used in both the military and commercial sectors for more than 50 years. The company also manufactures impedance measuring instruments, RF voltmeters, and modulation analyzers, as well as audio analyzers. Boonton Electronics' products are used to test terrestrial and satellite communications, radar, telemetry, and personal communications products. It is headquartered in Parsippany, New Jersey.

Wireless Telecom Group, Inc., is a global provider of noise generators used in the telecommunications field. It is headquartered in Paramus, NJ.

Wireless Telecom will be filing a registration statement, which will contain a prospectus of Wireless Telecom and a proxy statement of Boonton, and other documents with the Securities and Exchange Commission. Investors and security holders are urged to read the documents and any other relevant documents filed with the Securities and Exchange Commission when they become available. Investors and security holders will be able to obtain copies of the filed documents free of charge at the SEC's website, www.sec.gov. or from Boonton Electronics, 25 Eastmans Road, P.O. Box 465, Parsippany, New Jersey 07054-0465,
Attention: President.


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